Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No.1 to the Registration Statement on Form F-1 of our report dated July 23, 2024, except for Notes 13 and 16, as to which the date is March 24, 2025 with respect to the consolidated balance sheets of QMSK Technology Co., Ltd and its subsidiaries as of March 31, 2024 and 2023, and the related consolidated statements of income and comprehensive income (loss), changes in shareholders’ equity and cash flows for the years ended March 31, 2024 and 2023. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ YCM CPA INC.

PCAOB ID 6781

Irvine, California

March 24, 2025